Exhibit 77(c)

A special meeting of shareholders of the Pilgrim Funds (listed below) was held in Phoenix, Arizona on August 18,2000. A brief description of each matter voted upon as well as the results are outlined below:

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                                                                       SHARES
                                                       SHARES       VOTED AGAINST    SHARES      BROKER
                                                      VOTED FOR      OR WITHHELD    ABSTAINED   NON-VOTE     TOTAL
                                                      ---------      -----------    ---------   --------   ----------
1.   To approve new Investment Management Agreements between the Funds and Pilgrim Investments, Inc. ("Pilgrim"), to
     reflect the acquisition of Pilgrim by ING Groep N.V. ("ING"), with no change in the advisory fees payable to
     Pilgrim;

     Pilgrim Balanced Fund                             5,852,446         244,621        --         --       6,097,067
     Pilgrim Bank and Thrift Fund                     17,395,838         722,384        --         --      18,118,222
     Pilgrim Convertible Fund                         14,114,046         320,397        --         --      14,434,443
     Pilgrim Government Securities Income Fund         7,930,229         550,166        --         --       8,480,395
     Pilgrim High Yield Fund                          48,691,093       1,967,797        --         --      50,658,890
     Pilgrim High Yield Fund II                       15,876,094         456,032        --         --      16,332,126
     Pilgrim LargeCap Growth Fund                     13,427,843         254,416        --         --      13,682,259
     Pilgrim LargeCap Leaders Fund                     1,934,352          45,755        --         --       1,980,107
     Pilgrim MagnaCap Fund                            16,148,978         792,273        --         --      16,941,251
     Pilgrim MidCap Growth Fund                       16,788,788         344,196        --         --      17,132,984
     Pilgrim MidCap Value Fund                         1,626,116          37,455        --         --       1,663,571
     Pilgrim Money Market Fund                        58,049,711         255,420        --         --      58,305,131
     Pilgrim SmallCap Growth Fund                     23,486,117         435,892        --         --      23,922,009
     Pilgrim Strategic Income Fund                       701,286          16,777        --         --         718,063

2.   For shareholders of Pilgrim Convertible Fund and Pilgrim LargeCap Growth Fund to approve a new Sub-Advisory
     Agreement between Pilgrim and Nicholas-Applegate Capital Management ("NACM") to reflect the acquisition of Pilgrim by ING, with no change in the sub-advisory fees payable to NACM.

     Pilgrim Convertible Fund                         14,115,264         319,179        --         --      14,434,443
     Pilgrim LargeCap Growth Fund                     13,429,517         252,742        --         --      13,682,259
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